Exhibit 99.1

News Release

Worldwide Press Office: 312-997-8640

UAL CORPORATION REPORTS FIRST QUARTER 2008 RESULTS
-
ANNOUNCES ACTIONS TO COMBAT HIGHER FUEL COSTS

CHICAGO, April 22, 2008 – UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, reported a pre-tax loss of $542 million for the first quarter ended March 31, 2008, $305 million higher than the first quarter of 2007, driven primarily by a $618 million increase in consolidated fuel expense. For the quarter, the company:

•                  Reported basic and diluted loss per share (EPS) of $(4.45).

•                  Increased mainline passenger unit revenue (or PRASM) by 8.7 percent year-over-year through continued capacity discipline and strong yield management.

•                  Continued its focus on controlling costs, with mainline cost per available seat mile (CASM), excluding fuel and special items, for the quarter up 2.4 percent versus 2007. Mainline CASM for the quarter was up 15.9 percent versus the first quarter of 2007, reflecting a 50 percent increase in fuel price.

•                  Strengthened its balance sheet by reducing on and off balance sheet debt by $195 million. The company ended the quarter with an unrestricted cash and short-term investments balance of $2.9 billion and restricted cash of $0.7 billion.

•                  Announced a plan to reduce 2008 non-fuel costs by an incremental $200 million and to reduce 2008 capital expenditures by $200 million.

•                  Acted decisively to reduce mainline domestic capacity by approximately 9 percent by the fourth quarter, on top of a 5 percent reduction in the fourth quarter of 2007.

•                  Announced plans to eliminate 30 aircraft from its operating fleet, 10 to15 more aircraft than initially announced in March.

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Fundamental Improvements Overshadowed By Escalating Fuel Prices

The company’s net, pre-tax and operating results were all significantly lower year-over-year primarily due to a $618 million increase in consolidated fuel expense. The company generated an operating loss of $441 million in the first quarter of 2008, versus a loss of $92 million in the year ago period. The company generated a net loss of $537 million in the first quarter of 2008, $385 million higher than the first quarter of 2007 when the company recognized an $84 million tax credit.

The company recorded a $3 million income tax credit in the first quarter of 2008. Because of its Net Operating Loss carry-forwards, the company expects to pay minimal cash taxes for the foreseeable future.

While the company reported strong unit revenue growth that is expected to be among the best in the industry, the 7.7 percent year-over-year increase in consolidated revenues was insufficient to offset the nearly 50 percent increase in average fuel price.

“The path to sustainable profitability requires us to fundamentally overhaul every facet of our business,” said Glenn Tilton, United chairman, president and CEO. “Consolidation is only one of many changes needed together with capacity discipline, new revenue streams and elimination of assets that do not earn a sufficient return, particularly in this environment. The pressure of high energy prices and a weakening economy are a wake-up call that the pace of change must accelerate.”

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Taking Action to Combat Higher Fuel Costs

The unprecedented increase in fuel prices and a weakening economic environment has created an extremely challenging environment for the industry. United is taking a number of aggressive actions to respond to these challenges.

The company is further shrinking 2008 mainline domestic capacity. By the fourth quarter of 2008 mainline domestic capacity will be down approximately 9 percent year-over-year. This reduction follows a 5 percent reduction in the fourth quarter of 2007. Consolidated capacity will be approximately 4 percent lower than prior year levels for the fourth quarter of 2008.

The company will permanently remove 30 narrowbody aircraft from its operations, 10 -15 more aircraft than initially announced last month. The aircraft being retired are some of the oldest and least fuel efficient in the company’s fleet.

The company continues to take actions to pass rising commodity costs to customers. In addition to leading the industry in capacity discipline, United continues to be a leader of fare and fuel surcharge actions. The company is also creating new revenue streams through unbundling products, offering new a la carte services and expanding choices for our customers. The company’s existing merchandising programs, such as Economy Plus and Premium Cabin upsell have been extremely successful and the company is following through with initiatives such as the $25 fee for a second checked bag announced in February.

The company is also expanding the scope of its 2008 cost reduction program. The company is now targeting $200 million in non-fuel cost savings, in addition to the

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$200 million announced earlier this year, for a total of $400 million. The company is also streamlining its operations and corporate functions in order to match the size of its workforce to the size of its business. The company expects to reduce its salaried and management workforce by 500 employees and its represented workforce by approximately 600 employees by year-end.

The company is also reducing 2008 capital expenditures by approximately $200 million from $650 million in expenditures previously planned.

“We continue to focus on cash flow and, with a strong cash balance and more than $3 billion in unencumbered assets, we are well positioned to manage the challenges ahead,” said Jake Brace, EVP and chief financial officer. “We are responsibly reducing our fleet, eliminating less efficient aircraft that are not profitable in this fuel environment.”

Strong Liquidity Position

Due primarily to escalating fuel prices, the company generated negative operating cash flow of $80 million. The company made a special distribution of approximately $250 million to stockholders during the quarter and reduced on and off balance sheet debt by $195 million, ending the quarter with an unrestricted cash and short-term investments balance of $2.9 billion and a restricted cash balance of $728 million. Free cash flow, defined as operating cash flow less capital expenditures, declined to a negative $181 million.

In addition to its strong cash balance, the company has over $3 billion in unencumbered assets that provide it with significant flexibility to raise additional cash, if necessary.

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Strong Revenue Growth Enabled By Continued Capacity Discipline

The company’s continuing focus on capacity discipline and strong revenue management again drove strong revenue performance, both internationally and domestically. Total revenues increased by 7.7 percent in the first quarter of 2008 compared to the same period in 2007, driven by growth in passenger and cargo revenue, partially offset by a decline in other operating revenues due to the elimination of $22 million in pass-through sales for our fuel subsidiary, UAFC.

The company’s mainline RASM increased by 8.0 percent year-over-year from the first quarter of 2007 due to strong passenger and cargo yield performance partially offset by lower load factors. Excluding UAFC, mainline RASM increased by 8.6 percent.

The company’s cargo business continued its strong performance with a 29.8 percent year-over-year increase in revenue. Revenue gains have been driven by stronger yields, higher mail volumes, an improved traffic mix as well as favorable foreign currency gains.

Total passenger revenues increased by 8.1 percent in the first quarter compared to the prior year driven by an 11.6 percent consolidated yield improvement. Mainline domestic PRASM for the quarter increased by 11.1 percent, aided by a 6.4 percent reduction in capacity. International PRASM grew 5.5 percent in the first quarter compared to the same period last year, despite a 9.6 percent increase in international capacity year-over-year. Consolidated PRASM increased 8.3 percent year-over-year.

The company’s change to deferred revenue accounting for the Mileage Plus program, from the previous incremental cost method, decreased consolidated

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passenger revenue by approximately $65 million in the first quarter of 2008. The change to the expiration period for Mileage Plus accounts without activity from 36 to 18 months, that the company instituted in January 2007, did not impact the company’s revenue results in the first quarter of 2008, as it did in the first quarter of 2007.

In the first quarter of 2007 deferred revenue accounting decreased consolidated passenger revenue by a net $107 million, including $28 million of non-cash revenue recognized from the expiration policy change. In total, these Mileage Plus accounting changes resulted in a net year-over-year increase in consolidated passenger revenues of $42 million for the first quarter of 2008 compared to the same period in 2007.

As the company no longer follows the incremental cost method of accounting, differences between the two accounting methods are calculated using the company’s best estimate of the incremental cost method. Excluding Mileage Plus accounting impacts, consolidated PRASM increased 7.0 percent year-over-year.

Regional affiliate PRASM was up 7.2 percent compared to last year, with a 12.3 percent increase in yield and a 1.2 percent capacity decline. Load factor for regional affiliates decreased 3.4 points in the first quarter of 2008 compared to the first quarter of 2007, while stage length for regional affiliates was up 6.5 percent for the same period.

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Comparison of 2008 First Quarter Geographic Passenger Revenue
Versus 2007 First Quarter

Geographic Area	1Q 2008 Passenger Revenue (millions)	Passenger Revenues % Increase/ (Decrease)	PRASM % Increase/ (Decrease)	ASM[1] % Increase/ (Decrease)

North America	$2,066	4.0%	11.1%	(6.4)%
Pacific	$773	12.1%	6.1%	5.6%
Atlantic	$549	20.9%	2.2%	18.3%
Latin America	$157	15.7%	12.1%	3.2%
Total Mainline	$3,545	8.6%	8.7%	(0.0)%

Regional Affiliates	$715	5.9%	7.2%	(1.2)%

Total Consolidated	$4,260	8.1%	8.3%	(0.1)%

Adjusted Consolidated[2]	$4,325	6.9%	7.0%

1ASM (available seat miles)

2Consolidated Passenger Revenue and PRASM adjusted for Mileage Plus effects (See Footnote 7(b)).

“We are delivering top-tier revenue results by facing the realities of the marketplace and making the tough choices: aggressively managing our capacity, passing commodity costs onto customers where possible, and identifying new revenue opportunities,” said John Tague, EVP and chief revenue officer. “We need to adopt a step change in the revenue model.  Nothing short of that will be sufficient and that is the work we have underway.”

Improving Productivity and Operating Performance

United is focused on further improving its operational performance this year. While adverse weather and air traffic control issues impacted the company’s performance in the Department of Transportation (DOT) operational statistics in the early months of 2008, DOT on-time arrival statistics have improved significantly in March with United expected to improve its ranking to third among the six major U.S.

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network carriers. As the company’s new reliability initiatives continue to roll out, the company expects these metrics to continue to improve.

“Our employees continue to deliver great work for our customers despite extremely challenging weather conditions and the antiquated air traffic control system,” said Pete McDonald, EVP and chief operating officer. “We are beginning to see results from the enterprise work underway across our operations to improve on-time performance and reliability rankings for our customers.”

Cost Control Focus Continues

Mainline CASM increased by 15.9 percent from the year-ago quarter to 12.67 cents reflecting the steep increase in fuel expense. First quarter mainline CASM, excluding fuel and special items, came in below the low end of the company’s prior guidance increasing 2.4 percent, from 7.91 cents to 8.10 cents, reflecting United’s continued focus on controlling costs in an inflationary environment.

	First Quarter Increase/(Decrease )
	Mainline			Consolidated
	2008	2007	% Chg.	2008	2007	% Chg.
CASM (cents)	12.67	10.93	15.9%	13.41	11.61	15.5%
CASM excluding fuel and special items (cents)	8.10	7.91	2.4%	8.59	8.39	2.4%

The company has classified its various fuel hedging positions as economic hedges. The company recorded a net gain of $41 million on hedge contracts in the first quarter - a realized gain of $9 million relating to the current quarter and an unrealized gain of $32 million relating to contracts settling in future periods. The economic benefit of hedging during the quarter was $12 million. These benefits were recorded in mainline

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aircraft fuel expense and resulted in lower fuel expense, than would otherwise be the case, for the first quarter.

Business Highlights

•                  In February, United announced a new, simplified checked bag policy for customers who purchase domestic economy tickets. United’s new checked bag policy is available at united.com/baggage. Customers who purchase domestic economy tickets and do not have elite status in Mileage Plus or Star Alliance may check one bag for free and a second bag for a $25 service fee.

•                  During the quarter, the company distributed $110 million in profit sharing payments to U.S.-based employees, a result of the strong performance by employees in 2007. For the year, employees earned a total of $170 million in payments related to 2007 performance.

•                  On January 23, 2008, the company made a special distribution of $2.15 per share to common stockholders. Payments to stockholders totaled approximately $250 million, including approximately $20 million to employee shareholders.

•                  United’s new Denver-London service began on March 30, 2008, a result of the new Open Skies agreement between the U.S. and Europe that removes the regulatory barriers to fly to London Heathrow.

•                  United continues to improve the experience for its premium customers and will be rolling out several new initiatives over the next quarter – a new Red Carpet Club in Chicago, free wireless at Red Carpet Clubs, new information displays at all hubs, customized dining in international first class and upgrades to all Pacific lounges.

“We are continuing to roll out new enhancements for our best guests, as we opened our new Global Reception Lobby at O’Hare, which is providing more individualized service and a faster check in for our Global Services and international first class customers,” said Graham Atkinson, EVP and chief customer officer. “We also completed two key international terminal moves, joining all the Star Alliance carriers in

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the new Beijing Terminal 3 and moving our operations to a new terminal at Singapore’s Changi International the same day. These terminals provide state of the art facilities and faster connections for our customers to our Star partners.”

Fresh Start Reporting

Upon emergence from its Chapter 11 reorganization in February 2006, the company adopted fresh-start reporting in accordance with SOP 90-7. The company’s emergence resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006. Accordingly, the company’s financial information shown for periods prior to February 1, 2006 is not comparable to consolidated financial statements presented on or after that date. For further discussion of fresh-start reporting, please refer to the company’s 2006 and 2007 Form 10-Ks as filed with the Securities and Exchange Commission (SEC).

To offer additional information for investors, the company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related credits and charges (Note 8). While it is not practical for the company to present information for all items that are not comparable in the pre- and post-exit periods, the company believes that the items identified in Note 8 are the material non-cash fresh-start reporting and exit-related items and that such information is useful to investors in understanding year-over-year performance. These fresh-start and exit-related items were discussed in the company’s Form 8-K filed with the Securities and Exchange Commission on May 8, 2006 and in the company’s 2006 and 2007 Form 10-Ks.

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Outlook

In response to higher fuel prices and a weaker domestic economic environment, the company has reduced its capacity for 2008 from prior guidance and currently expects the following capacity for the second quarter and full-year 2008:

Capacity (Available Seat Miles)	Second Quarter 2008	Full-year 2008
North America	-5.5% to -4.5%	-7.0% to -6.0%
International	+3.5% to +4.5%	+3.5% to +4.5%
Mainline	-2.0% to -1.0%	-2.5% to -1.5%
Express	-0.5% to +0.5%	+1.5% to +2.5%
Consolidated	-2.0% to -1.0%	-2.0% to -1.0%

Factoring in the impact of the company’s expanded cost reduction program and the reduction in capacity, the company expects 2008 full-year mainline CASM, excluding fuel and special items, to increase between 1.5 and 2.5 percent. Mainline CASM, excluding fuel and special items, is anticipated to increase between 3.0 and 3.5 percent in the second quarter of 2008.

As of April 21, the company had hedged 25 percent of forecasted fuel consumption for the last three quarters of 2008, of which approximately 69 percent is through three-way collars with upside protection beginning on average at a crude equivalent price of $89 per barrel and capped at $101 per barrel, with payment obligations beginning on average at crude equivalent price below $83 per barrel. The remaining 31 percent is hedged through collars with upside protection beginning at an average crude equivalent price of $97 per barrel with payment obligations on average beginning at crude equivalent price below $87 per barrel.

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The company has hedged approximately 30 percent of its estimated 2008 second quarter fuel consumption, of which approximately 76 percent is through three-way collars with upside protection beginning on average at a crude equivalent price of $87 per barrel and capped at $97 per barrel, with payment obligations beginning on average at crude equivalent price below $81 per barrel. The remaining 24 percent is hedged through collars with upside protection beginning at an average crude equivalent price of $102 per barrel with payment obligations on average beginning at crude equivalent price below $92 per barrel.

The company expects mainline jet fuel price per gallon, including the impact of hedges, to average $3.31 per gallon in the second quarter of 2008.

Note 7 to the attached Statements of Consolidated Operations provides a reconciliation of net income or loss reported under GAAP to net income or loss adjusted for special items for all periods presented as well as a reconciliation of other non-GAAP financial measures.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,200* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Chicago, Denver, Los Angeles, San Francisco and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 965 destinations in 162 countries worldwide. United’s 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between Jan. 1, 2008 and Dec. 31, 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the company’s current

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expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or its competitors; U.S. or foreign governmental legislation, regulation and other actions, including the effect of open skies agreements; the company’s ability to utilize its net operating losses; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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UAL CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended		%
	March 31,		Increase/
(In accordance with GAAP)	2008	2007	(Decrease)
Operating revenues:
Passenger - United Airlines	$3,545	$3,264	8.6
Passenger - Regional Affiliates	715	675	5.9
Cargo	218	168	29.8
Other operating revenues	233	266	(12.4)
	4,711	4,373	7.7
Operating expenses:
Aircraft fuel	1,575	1,041	51.3
Salaries and related costs	1,046	1,068	(2.1)
Regional affiliates (a)	779	692	12.6
Purchased services	349	301	15.9
Aircraft maintenance materials and outside repairs	317	281	12.8
Landing fees and other rent	230	238	(3.4)
Depreciation and amortization	220	220	-
Distribution expenses	184	188	(2.1)
Aircraft rent	99	100	(1.0)
Cost of third party sales	64	93	(31.2)
Special operating items (Note 3)	-	(22)	(100.0)
Other operating expenses	289	265	9.1
	5,152	4,465	15.4

Loss from operations	(441)	(92)	379.3

Other income (expense):
Interest expense	(135)	(206)	(34.5)
Interest income	48	58	(17.2)
Interest capitalized	5	5	-
Miscellaneous, net	(19)	(2)	NM
	(101)	(145)	(30.3)

Loss before income taxes and equity in earnings of affiliates	(542)	(237)	128.7
Income tax benefit	(3)	(84)	(96.4)

Loss before equity in earnings of affiliates	(539)	(153)	252.3
Equity in earnings of affiliates, net of tax	2	1	100.0
Net loss	$(537)	$(152)	253.3

Loss per share, basic and diluted	$(4.45)	$(1.32)

Weighted average shares, basic and diluted	121.1	117.0

See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 2 for more information.

NM	Not meaningful.

UAL CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended		%
	March 31,		Increase/
(In accordance with GAAP)	2008	2007	(Decrease)

Cash flows provided (used) by operating activities	$(80)	$626	-

Cash flows provided (used) by investing activities:
Net sales of short-term investments	1,809	119	NM
Additions to property and equipment	(101)	(68)	48.5
(Increase) decrease in restriced cash	28	(9)	-
Other, net	(11)	(8)	37.5
	1,725	34	NM

Cash flows provided (used) by financing activities:
Special distribution	(251)	-	-
Repayment of other long-term debt	(182)	(318)	(42.8)
Principal payments under capital leases	(12)	(13)	(7.7)
Repayment of Credit Facility	(9)	(986)	(99.1)
Other, net	(12)	1	-
	(466)	(1,316)	(64.6)

Increase (decrease) in cash and cash equivalents during the period	1,179	(656)	-
Cash and cash equivalents at beginning of the period	1,259	3,832	(67.1)
Cash and cash equivalents at end of the period	$2,438	$3,176	(23.2)

Reconciliation of cash and cash equivalents to total cash and cash equivalents, short-term investments and restricted cash:
	As of		%
	March 31,		Increase/
	2008	2007	(Decrease)

Cash and cash equivalents	$2,438	$3,176	(23.2)
Short-term investments	486	193	151.8
Restricted cash	728	856	(15.0)
Total cash and cash equivalents, short-term investments and restricted cash (a)	$3,652	$4,225	(13.6)

(a)	See Note 7[i] for the Company’s computation of free cash flow.

NM	Not meaningful.

CONSOLIDATED NOTES (UNAUDITED)

(1)        UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).  On December 9, 2002, UAL, United and twenty-six direct and indirect wholly-owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.  On February 1, 2006 (the “Effective Date”), the Company emerged from Chapter 11.  In connection with its emergence from Chapter 11 bankruptcy protection, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” on the Effective Date.  The application of fresh-start reporting resulted in significant changes to the historical financial statements.

(2)        United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express.  Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights.  These costs include aircraft rents of $104 million and $107 million for the three months ended March 31, 2008 and 2007, respectively, which are included in regional affiliate expense in our Statements of Consolidated Operations.

(3)        The Company recorded a special operating expense credit of $22 million in the three months ended March 31, 2007 related to bankruptcy facility lease secured interest litigation, which remains unresolved from the Company’s recent reorganization.

(4)        Included in UAL’s operating earnings are the results of United’s wholly-owned subsidiary United Aviation Fuels Corporation (“UAFC”).

	Three Months Ended
	March 31,		%
UAFC (In millions)	2008	2007	Change
Other operating revenues	$3	$25	(88.0)
Cost of third party sales	-	23	(100.0)
Earnings from operations	$3	$2	50.0

(5)        UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates.  Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in Regional affiliates operating expense.  In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company.

	Year-Over-Year Impact of Fuel Expense
	United Mainline and Regional Affiliate Operations

	Three Months Ended
(In millions, except per gallon)	March 31,		%
	2008	2007	Change
Mainline fuel expense	$1,575	$1,041	51.3
Regional affiliates fuel expense	278	194	43.3
United system fuel expense	$1,853	$1,235	50.0

Mainline fuel consumption (gallons)	556	551	0.9
Mainline average jet fuel price per gallon (in cents)	283.3	188.9	50.0

Regional affiliates fuel consumption (gallons)	92	92	-
Regional affiliates average jet fuel price per gallon (in cents)	302.2	209.9	44.0

(6)        The tables below set forth certain operating statistics by geographic region and the Company’s mainline, regional affiliates and consolidated operations, excluding special items:

(% change from prior year)
Three Months Ended March 31, 2008	North America	Pacific	Atlantic	Latin	Mainline	Regional Affiliates	Consolidated
Passenger revenues	4.0	12.1	20.9	15.7	8.6	5.9	8.1
ASM	(6.4)	5.6	18.3	3.2	-	(1.2)	(0.1)
RPM	(8.2)	0.3	15.3	0.5	(2.9)	(5.6)	(3.2)
PRASM	11.1	6.1	2.2	12.1	8.7	7.2	8.3
Yield [a]	13.2	11.7	5.1	17.1	11.8	12.3	11.6
Load factor (points)	(1.6)	(4.2)	(2.0)	(2.1)	(2.3)	(3.4)	(2.4)

[a] Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

CONSOLIDATED NOTES (UNAUDITED)

(7)        Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. In addition, the Company adjusts for Mileage Plus impacts for better comparison to several of its peers as many still apply the incremental cost method of accounting to their loyalty plans.

The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating margin, net income (loss) and operating expense per available seat mile (“CASM”).

	Three Months Ended
	March 31,		%
	2008	2007	Change
[a] Yield (In millions)
Mainline
Passenger - United Airlines	$3,545	$3,264	8.6
Less: industry reduced fares and passenger charges	(10)	(10)	-
Mainline adjusted passenger revenue	$3,535	$3,254	8.6
Mainline revenue passenger miles	26,927	27,729	(2.9)
Adjusted mainline yield (in cents)	13.13	11.74	11.8

Consolidated
Consolidated passenger revenue	$4,260	$3,939	8.1
Less: industry reduced fares and passenger charges	(10)	(10)	-
Consolidated adjusted passenger revenue	$4,250	$3,929	8.2
Consolidated revenue passenger miles	29,736	30,706	(3.2)
Adjusted consolidated yield (in cents)	14.29	12.80	11.6

[b] PRASM (In millions)
Mainline
Passenger - United Airlines	$3,545	$3,264	8.6
Add: Mileage Plus - effect of accounting change	54	113	(52.2)
Less: Mileage Plus - effect of expiration period change	-	(23)	(100.0)
Mainline adjusted passenger revenue	$3,599	$3,354	7.3
Mainline available seat miles	34,528	34,535	-
Adjusted mainline PRASM (in cents)	10.42	9.71	7.3

Regional Affiliates
Passenger - Regional Affiliates	$715	$675	5.9
Add: Mileage Plus - effect of accounting change	11	22	(50.0)
Less: Mileage Plus - effect of expiration period change	-	(5)	(100.0)
Regional affiliates passenger revenue	$726	$692	4.9
Regional affiliates available seat miles	3,881	3,929	(1.2)
Regional affiliates PRASM (in cents)	18.71	17.61	6.2

Consolidated
Consolidated passenger revenues	$4,260	$3,939	8.1
Add: Mileage Plus - effect of accounting change	65	135	(51.9)
Less: Mileage Plus - effect of expiration period change	-	(28)	(100.0)
Adjusted consolidated passenger revenues	$4,325	$4,046	6.9
Consolidated available seat miles	38,409	38,464	(0.1)
Adjusted consolidated PRASM (in cents)	11.26	10.52	7.0

[c] RASM (In millions)
Mainline
Consolidated operating revenues	$4,711	$4,373	7.7
Less: Passenger - Regional Affiliates	(715)	(675)	5.9
Mainline operating revenues	$3,996	$3,698	8.1
Mainline available seat miles	34,528	34,535	-
Mainline RASM (in cents)	11.57	10.71	8.0

Mainline operating revenues	$3,996	$3,698	8.1
Less: UAFC (i)	(3)	(25)	(88.0)
Adjusted mainline operating revenues	$3,993	$3,673	8.7
Adjusted mainline RASM (in cents)	11.56	10.64	8.6

CONSOLIDATED NOTES (UNAUDITED)

		Three Months Ended
		March 31,		%
		2008	2007	Change
	Consolidated
	Consolidated operating revenues	$4,711	$4,373	7.7
	Less: UAFC (i)	(3)	(25)	(88.0)
	Adjusted consolidated operating revenues	$4,708	$4,348	8.3
	Consolidated available seat miles	38,409	38,464	(0.1)
	Adjusted consolidated RASM (in cents)	12.26	11.30	8.5

[d]	Operating Margin (In millions)
	Consolidated operating loss	$(441)	$(92)	379.3
	Less: income from special items	-	(22)	(100.0)
	Adjusted operating loss	$(441)	$(114)	286.8
	Consolidated operating revenues	$4,711	$4,373	7.7
	Operating loss (percent)	(9.4)	(2.1)	(7.3) pt .
	Adjusted operating loss (percent)	(9.4)	(2.6)	(6.8) pt .

[e]	Pre-tax loss (In millions)
	Loss before income taxes and equity in earnings of affiliates	$(542)	$(237)	128.7
	Less: income from special items	-	(22)	(100.0)
	Adjusted pre-tax loss	$(542)	$(259)	109.3
	Pre-tax loss (percent)	(11.5)	(5.4)	(6.1) pt .
	Adjusted pre-tax loss (percent)	(11.5)	(5.9)	(5.6) pt .

[f]	Net loss (In millions)
	Net loss	$(537)	$(152)	253.3
	Less: income from special items	-	(22)	(100.0)
	Add: income tax expense (ii)	-	8	(100.0)
	Adjusted net loss	$(537)	$(166)	223.5

[g]	CASM (In millions)
	Mainline
	Consolidated operating expenses	$5,152	$4,465	15.4
	Less: Regional affiliates	(779)	(692)	12.6
	Mainline operating expenses	$4,373	$3,773	15.9
	Mainline available seat miles	34,528	34,535	-
	Mainline CASM (in cents)	12.67	10.93	15.9

	Mainline operating expenses	$4,373	$3,773	15.9
	Less: mainline fuel expense	(1,575)	(1,041)	51.3
	Less: cost of third party sales - UAFC (i)	-	(23)	(100.0)
	Add: income from special items	-	22	(100.0)
	Adjusted mainline operating expense	$2,798	$2,731	2.5
	Adjusted mainline CASM (in cents)	8.10	7.91	2.4

	Consolidated
	Consolidated operating expenses	$5,152	$4,465	15.4
	Less: fuel expense & UAFC (i)	(1,853)	(1,258)	47.3
	Add: income from special items	-	22	(100.0)
	Adjusted consolidated operating expenses	$3,299	$3,229	2.2
	Consolidated available seat miles	38,409	38,464	(0.1)
	Adjusted consolidated CASM (in cents)	8.59	8.39	2.4

CONSOLIDATED NOTES (UNAUDITED)

		Three Months Ended
		March 31,		%
		2008	2007	Change
[h]	Operating expenses (In millions)
	Consolidated operating expenses	$5,152	$4,465	15.4
	Add: income from special items	-	22	(100.0)
	Adjusted operating expenses	$5,152	$4,487	14.8

[i]	Operating cash flow (In millions)
	Operating cash flow	$(80)	$626	-
	Less: capital expenditures	(101)	(68)	48.5
	Free cash flow	$(181)	$558	-

(i) UAFC’s revenues and expenses are not derived from mainline jet operations. Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures. See Note 4, above, for more details.

(ii) The income tax adjustment for special items is the difference in the income tax provision on actual net loss and the income tax provision on adjusted net loss, both computed using an effective tax rate of 35%.

NM - Not meaningful.

(8)	The table below sets forth the estimated exit-related and fresh-start reporting impacts on the Company’s results of operations.

	2008 Increase (Decrease)
(In millions)	1Q
Revenue impact:	Estimate
Mileage Plus revenue	$(65)	[a]

Operating expense impact:
Share-based compensation	11	[b]
Mileage Plus marketing expense	5	[a]
Postretirement welfare cost	14	[c]
Depreciation and amortization	10	[d]
Deferred gain	18	[e]
Total operating expense impact	58

Non-operating expense impact:
Non-cash and fresh-start interest expense	$4	[f]

[a]

In connection with its emergence from Chapter 11 protection effective February 1, 2006, the Company adopted fresh-start reporting. Accordingly, the Company elected to change its accounting policy from an incremental cost basis to a deferred revenue model to measure the obligation for the Mileage Plus Frequent Flyer program. Adjustments to the obligation are recorded to operating revenues. Historically, adjustments were based upon incremental costs and were recorded in both operating revenues and advertising expense.

The deferred revenue model is more volatile than the incremental cost basis. Because all miles are now accounted for under the deferred revenue model, the amount of revenue recognized is more sensitive to the number of miles earned and redeemed during the period than the incremental cost basis.

[b]

In accordance with the plan of reorganization, the Company implemented stock-based compensation plans for certain management employees and non-employee directors. The Company adopted SFAS 123R effective January 1, 2006 and recorded compensation expense for such plans.

[c]

In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all prior period service credits related to postretirement costs were eliminated.

[d]

In accordance with fresh-start reporting, the Company revalued its assets to fair value effective February 1, 2006. As a result, definite lived intangible asset values increased substantially which results in higher associated amortization expense. In addition, the value of the Company’s operating property and equipment was significantly reduced which results in lower depreciation expense. The Company has estimated the net impact of changes in asset values at fresh-start on net depreciation and amortization.

[e]	In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all deferred gains on aircraft sale/leasebacks were eliminated.

[f]	As a result of fresh-start reporting, the Company recognizes certain non-cash interest expenses, including the amortization of mark-to-market discounts on all debt and capital leases.

CONSOLIDATED NOTES (UNAUDITED)

(9)

The following table presents additional detail on the Mileage Plus impacts summarized in the table above. These items consist of the additional amount of revenue that the Company estimates would have been recognized had we continued to apply the incremental cost method of accounting after exiting bankruptcy and, for 2007, the estimated impact of the change in the expiration period for inactive accounts from 36 months to 18 months. The Company utilizes this adjustment for comparison of its performance to its peers, as certain of our peers currently still apply the incremental cost method of accounting.

	Increase (Decrease)
	2008	2007
(In millions)	1Q	YTD	4Q	3Q	2Q	1Q
Mainline
Effect of accounting change	(54)	(230)	(50)	(30)	(37)	(113)
Effect of expiration period change	-	204	100	42	39	23
Total Mainline	(54)	(26)	50	12	2	(90)

Regional Affiliates
Effect of accounting change	(11)	(47)	(11)	(5)	(9)	(22)
Effect of expiration period change	-	42	21	8	8	5
Total Regional Affiliates	(11)	(5)	10	3	(1)	(17)

Consolidated
Effect of accounting change	(65)	(277)	(61)	(35)	(46)	(135)
Effect of expiration period change	-	246	121	50	47	28
Total Consolidated	(65)	(31)	60	15	1	(107)

CONSOLIDATED NOTES (UNAUDITED)

(10)        Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items is useful to investors because they are non-recurring income and/or charges that are not indicative of the Company’s on-going performance.

The forecasted amounts shown below were estimated based on a forecasted jet fuel price of $3.31 per gallon for both the second quarter and the full year of 2008.

	Three Months Ending					Twelve Months Ending
	June 30,					December 31,
	2008 Estimate		2007	YOY		2008 Estimate		2007	YOY
Operating expense per ASM - CASM (cents)	Low	High	Actual	% Change		Low	High	Actual	% Change

Mainline operating expense	13.52	13.29	10.99	20.6	20.9	13.34	13.42	11.39	17.1	17.8
Less: fuel expense & cost of third party sales - UAFC	(5.42)	(5.42)	(3.39)	59.9	59.9	(5.35)	(5.35)	(3.55)	50.7	50.7
Mainline excluding fuel & UAFC	7.83	7.87	7.60	3.0	3.5	7.99	8.07	7.84	1.9	2.9
Add: income from special items	-	-	-	-	-	-	-	0.03	(100.0)	(100.0)
Mainline excluding fuel, UAFC and special items	7.83	7.87	7.60	3.0	3.5	7.99	8.07	7.87	1.5	2.5

UAL CORPORATION AND SUBSIDIARY COMPANIES

Successor Company Operating Statistics

(Mainline and Regional Affiliates (a))

	Three Months Ended
	March 31,		%
	2008	2007	Change
Mainline revenue passengers (In thousands)	15,250	16,350	(6.7)

Revenue passenger miles - RPM (In millions)
Mainline	26,927	27,729	(2.9)
Regional affiliates	2,809	2,977	(5.6)
Consolidated	29,736	30,706	(3.2)

Available seat miles - ASM (In millions)
Mainline	34,528	34,535	-
Regional affiliates	3,881	3,929	(1.2)
Consolidated	38,409	38,464	(0.1)

Passenger load factor (percent)
Mainline	78.0	80.3	(2.3) pt.
Regional affiliates	72.4	75.8	(3.4) pt.
Consolidated	77.4	79.8	(2.4) pt.

Consolidated operating breakeven passenger load factor (percent)	85.5	81.7	3.8 pt.

Passenger revenue per passenger mile - Yield (cents) [See Note 7a]
Mainline adjusted	13.13	11.74	11.8
Regional affiliates	25.45	22.67	12.3
Consolidated adjusted	14.29	12.80	11.6

Passenger revenue per available seat mile - PRASM (cents) [See Note 7b]
Mainline	10.27	9.45	8.7
Mainline adjusted for Mileage Plus	10.42	9.71	7.3
Regional affiliates	18.42	17.18	7.2
Regional affiliates adjusted for Mileage Plus	18.71	17.61	6.2
Consolidated	11.09	10.24	8.3
Consolidated adjusted for Mileage Plus	11.26	10.52	7.0

Operating revenue per available seat mile - RASM (cents) [See Note 7c]
Mainline	11.57	10.71	8.0
Mainline excluding UAFC	11.56	10.64	8.6
Regional affiliates	18.42	17.18	7.2
Consolidated	12.27	11.37	7.9
Consolidated excluding UAFC	12.26	11.30	8.5

Operating expense per available seat mile - CASM (cents) [See Note 7g]
Mainline	12.67	10.93	15.9
Mainline excluding fuel, UAFC and special items	8.10	7.91	2.4
Regional affiliates	20.07	17.61	14.0
Consolidated	13.41	11.61	15.5
Consolidated excluding fuel, UAFC and special items	8.59	8.39	2.4

Mainline unit loss (cents) (b)	(1.10)	(0.22)	400.0
Mainline unit earnings excluding fuel, UAFC and special items (cents) (b)	3.46	2.73	26.7

Number of aircraft in operating fleet at end of period
Mainline	460	460	-
Regional affiliates	275	289	(4.8)
Consolidated	735	749	(1.9)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	283.3	188.9	50.0
Average full-time equivalent employees (thousands)	52.5	51.5	1.9
Mainline ASMs per equivalent employee - productivity (thousands)	658	671	(1.9)
Average stage length (in miles)	1,414	1,359	4.0
Fleet utilization (in hours and minutes)	10:43	10:59	(2.4)

(a) Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b) Unit earnings are calculated as RASM minus CASM.